Scooter's Coffee

5166 North Oak Trafficway, Kansas City, Missouri

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4.0 BB Rating™ | **6.1%** Projected Cap Rate | EARNINGS CALCULATOR

Reg D 506(c) & Reg A Pending

Funded: 0.00%

$0 raised of $397,664

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SCOOTER'S
COFFEE DRIVE-THRU


Retail | Built In 2018 | Size 450 SQ FT

PROPERTY SUMMARY | FINANCIALS | GALLERY & DOCUMENTS | INVESTOR COMMENTS

Property Summary

INVESTMENT SUMMARY:

BuildingBits is proud to offer this newly constructed (2018) Scooter's coffee, located in Kansas City, Missouri. This store is backed by a brand new, initial 15-year net lease, with three 5-year options to extend, and rental escalations every 5 years.

TRANSACTION STATUS:

Pre-Order | Due Diligence | Fully Funded | Pre-Closing | Closed

KEY FEATURES:

- Visibility and access to 26,938 vehicles per day directly in front of the property.
- The property benefits from convenient access to two busy freeways, Interstate 29 (93,299 AADT) and U.S. Highway 169 (59,191 AADT).
- Located in a dense retail corridor, the property is outparcel to a Sam's Club-anchored shopping center, which is also tenanted by Freddy's Frozen Custard & Steakburgers and has pad sites available for future retail development.
- Several large shopping centers are within walking distance of the property, including North Oak Village, which is anchored by Lowe's and features well-known tenants like Petco, Discount Tire, and Panda Express.

FAST FACTS:

BUILDING INFO:

Projected Cap Rate: **6.1%**
BB Rating™: **4.0**
Property Type: **Retail**
Year Built: **2018**
Square Footage: **450 SF**
Rentable Square Footage: **450 SF**
Number of Floors: **1**
Number of Units: **1**
Type of Construction: **Wood Frame**
Listing ID: **22**

TENANT SUMMARY:

Scooter's Coffee is a chain of drive-thru coffeehouses, founded in 1998 and headquartered in Omaha, Nebraska. Scooter's Coffee specializes in hand-tamped espresso drinks, fruit smoothies, baked-from-scratch pastries, and its signature drink, the Caramelicious. The company also serves a line of hot and iced organic teas, single-origin coffees, and the original Cold Brew & Cream. Scooter's Coffee is at the dawn of a strategic growth phase in the Midwest and nationwide. The U.S. coffee market is an estimated $48 billion a year recession-resistant industry, and Scooter's Coffee is striving to become the leading drive-thru coffee franchise in the nation.

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